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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



NetSol International, Inc. and Subsidiaries
 (formerly Mirage Holdings, Inc.)
Calabasas, California

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (333-59454) and Form S-8 (333-60534) of NetSol International, Inc. and to the incorporation by reference therein of our reports dated October 1, 2001 for Network Solutions (Pvt.) Limited, NetSol Private Limited and NetSol Connect (Pvt.) Limited with respect to their inclusion in the consolidated financial statements of NetSol International, Inc. and Subsidiaries included in its Annual Report on Form 10-KSB for the year ended June 30, 2001.



/s/ Saeed Kamran Patel & Co.
CHARTERED ACCOUNTANTS

Lahore, Pakistan
October 15, 2001